Exhibit 10-W
EXECUTIVE LONG-TERM INCENTIVE PLAN

The following is a description of the 1994 Executive Long-Term Incentive Plan, which is not otherwise set forth in a formal plan document.

(bullet) Three-year performance plan

(bullet) One measure: Total Shareholder Return as compared to peer group composed of the S&P Electric Utility Index

(bullet) Threshold level of Total Shareholder Return measure (33rd percentile as compared to S&P Electric Utility Index) must be reached for awards to be made

(bullet) Results based on reaching minimum, target and maximum performance levels of comparative Total Shareholder Return measure

(bullet) Award opportunity based on percentage of salary at target performance level

      (bullet) CEO: 35%
      (bullet) Management Committee: 30%
      (bullet) Officer Team: 25%
      (bullet) Senior Managers: 10%

(bullet) Pay outs and deferrals
      (bullet) 50% of award for distribution in cash
           (bullet) Can receive as cash at end of performance period
           (bullet) Can defer as phantom stock and specify the end
                    of deferral period
           (bullet) Can defer as phantom stock until or beyond retirement (bullet) 50% of award subject to mandatory deferral as phantom stock
           (bullet) Can receive as cash at end of three-year mandatory deferral period
           (bullet) Can defer as phantom stock until or beyond retirement

(bullet) Payouts made in cash only

(bullet) Includes approximately 100 executive and senior managers

(bullet) Deferrals in phantom stock

(bullet) Deferral periods
         (bullet) Irrevocable elections are made prior to beginning of performance periods
(bullet) Incentive awards are not included in benefits calculations